Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cal-Maine Foods, Inc. (the “Company”) of our reports dated August 3, 2011, with respect to the consolidated financial statements and schedules of the Company, and the effectiveness of internal control over financial reporting as of May 28, 2011, which reports are included in the Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2011.

/S/ FROST, PLLC

Little Rock, Arkansas

March 30, 2012